                                                                       EXHIBIT 5

                                 June 16, 1999

US Oncology, Inc.
16825 Northcase Drive, Suite 1300
Houston, Texas 77060

Gentlemen:

     We have acted as counsel for US Oncology, Inc., a Delaware corporation (the "Company"), in connection with the registration and proposed sale of up to 2,576,365 shares (the "Shares") of the common stock, par value $.01 per share, of the Company ("Common Stock") that may be sold pursuant to the Physician Reliance Network, Inc. 1994 Stock Option Plan for Outside Directors (the "Plan"), which sale will be registered by the Company's Registration Statement on Form S-8, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"). In such capacity, we have familiarized ourselves with the Certificate of Incorporation and Bylaws of the Company and have examined all statutes and other records, instruments and documents pertaining to the Company that we have deemed necessary to examine for the purposes of this opinion.

     Based upon our examination as aforesaid, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

     2. Upon the sale of any Shares for the consideration approved by the Company's Board of Directors and in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued, fully paid and nonassesable shares of the Common Stock.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under Item 5, "Interest of Named Experts and Counsel" in the Registration Statement.

                                      Very truly yours,

                                      /s/ MAYOR, DAY, CALDWELL & KEETON, L.L.P.